CEO REPORT – FIRST QUARTER 2022 DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK: First Business Bank’s first quarter 2022 performance was highlighted by solid operating results, outstanding in-market deposit growth, continued organic loan production, and exceptional asset quality. The talented team we have in place continues to execute our strategic plan and provide first-rate service to clients. This has attracted opportunities that have built robust loan pipelines heading into the second quarter and bolstered our confidence for continued strong performance in 2022. We are very pleased with the strength of our core earnings in the first quarter of the year, having earned net income of $8.7 million, up from $8.6 million in the fourth quarter. In the year-ago first quarter, we reported record net income of $9.7 million, due in part to higher Paycheck Protection Program (PPP) fees and a significant provision benefit. Solid Core Financial Results As you know, in 2020 and 2021 our company was very active in the Paycheck Protection Program. This federal program provided critical funding to our clients and also contributed meaningfully to our bottom line. For example, in the first and fourth quarters last year, our results included $2.2 million and $892,000 in PPP fees, respectively. By comparison, in the first quarter of 2022 we recorded just $249,000 in PPP fees as the stimulus program loans outstanding come off the balance sheet when forgiven by the Small Business Administration. Achieving such solid operating earnings without the benefit of meaningful PPP fees only underscores the strength of our core business. Similarly, our continued strong asset quality contributed to our results in the recent quarter, though at a more modest level than the year-ago period. We recorded a provision benefit of $855,000 in the first quarter of 2022, compared to provision benefits of $2.1 million in the first quarter of 2021 and $508,000 in the fourth quarter of 2021. Non-performing assets further improved to 0.21% of total assets, down from 0.25% and 0.73% of total assets on December 31, 2021 and March 31, 2021, respectively. Record loan growth in late 2021 and continued loan production in early 2022 positioned us well, creating a larger earning-asset base that generated strong net interest income in the first quarter of 2022. Excluding PPP loans, total loans grew nearly 4% annualized during the first quarter and more than 13% compared to the first quarter of last year as we continued to expand traditional lending relationships with new and existing customers throughout our Midwest markets. What’s more, this organic loan growth was achieved despite higher than typical payoffs — $90 million compared to $30 million in the fourth quarter — and during what is typically a seasonally softer quarter for us. Our Specialty Finance business lines also continue to drive growth, making up 19.4% of total loans, excluding PPP loans, at March 31, 2022 compared to 17.8% one year prior. With sizable pipelines in place, we remain confident in our ability to deliver double- digit annual loan growth in 2022.

Overall, these efforts are translating into core earnings growth. Excluding the impact of PPP income, pre-tax, pre-provision adjusted earnings of $9.7 million were up 24.5% from the first quarter of 2021 and our pre-tax, pre-provision adjusted return on average assets of 1.47% was up 12 basis points from the year-ago period. Our diversified fee income streams complemented our net interest income strength as non-interest income made up 26% of top-line revenue, exceeding our target of 25%, with significant contributions from Private Wealth and our investments in mezzanine funds. We believe that our strategic initiatives, from the expansion of our higher-yielding Specialty Finance business lines to our pursuit of greater commercial market share outside of our Madison, WI market, will enable us to drive operating leverage as we grow revenues at a faster clip than expenses, even as we respond to inflation and wage pressures. Deposit Strength As proud as we are of our organic loan growth, exceptional asset quality, and strong core earnings, First Business Bank’s in- market deposit growth was a true highlight of the first quarter. Total in-market deposits were up more than 17% on an annualized basis in the first quarter of 2022 and nearly 16% from March 31, 2021. In today’s economy, supply chain issues are presenting challenges to nearly every single industry that relies on raw materials and other components that are essential to their finished products. You’re no doubt aware of the tremendous impacts that the microchip shortage has had on automobile production. Similarly, scarcity of nitrogen is impacting fertilizer prices and, in turn, the global food supply chain. In banking, loans are the driver of the majority of earnings growth. Deposits, as the key source of funding for loan growth, are the essential raw material for the banking industry. Accordingly, as a growth-oriented bank, we must generate in- market deposits to match our continued, significant loan production. This presents more of a challenge with our nimble, branch-light banking model. Without a traditional branch network providing access to consumer deposits, which most banks use to fund their loans, First Business Bank must be highly focused on deposit generation and retention. This is exactly why diversifying and growing our deposit base is one of the four main pillars of the five-year strategic plan that we rolled out in 2019. Deposit-Centric Sales Strategy Total in-market deposits at March 31, 2022 of $2.0 billion represented 84% of total bank funding at quarter-end, well above our long-term strategic plan goal of 70%. Since the end of the first quarter of 2019, near the outset of our strategic plan, we've grown in- market deposits by more than 62%. Our ability to succeed with these relationship-driven deposits, which are the key component of our funding mix, is largely due to the deposit-centric sales strategy we have in place. This effort is led by our Treasury Management teams in each of our banking markets, which have specific deposit production and outside calling goals. First Business Bank’s commercial lenders are also trained to help fund their loan production with in-market deposits, and individual business development officer incentive compensation and bank-level bonus plans include deposit goals. By tying Treasury Management, Commercial Lending, and other team members’ individual goals and compensation incentives to our corporate deposit growth strategy, we ensure alignment from the top down and throughout all business lines. In addition, our Specialty Finance teams are trained to look for deposit opportunities. For example, within our SBA business, it’s our expectation that we’ll be able to develop an operating account and Treasury Management relationship when we make an SBA loan. Similarly, our Floorplan Financing business has had success in developing deposit relationships. We believe this approach, which is highly differentiated compared to our competitors, will continue to serve First Business Bank well. To be sure, the banking industry is still fairly flush with deposits, as proceeds from the PPP and consumer stimulus provided surplus funding that many banks haven’t been able to fully deploy into loans. However, First Business Bank's focus on deposit gathering dates back well beyond the start of the pandemic and has positioned the Bank very well to respond to loan growth opportunities. Since January 1, 2019, when we initiated our five-year strategic plan, we grew in- market deposits by just over 70%, outpacing loan growth of 39%. Given that our double-digit annualized deposit growth in the first quarter was achieved without the benefit of new PPP-related deposits, we believe we have an appropriate supply chain in place to generate the raw material we need to fund continued loan growth. I’m proud of our expanded and talented Treasury Management team for leading the charge on First Business Bank’s company-wide focus on establishing value-added, customized deposit relationships with our ever-growing numbers of clients. Focused on Shareholder Value In everything we do, we never lose sight of our overall mission, which is to build long-term shareholder value by being an entrepreneurial banking partner that drives success for our clients, investors, employees, and communities. To that end, our continued success and excellent financial performance supported a nearly 10% increase to our cash dividend to common stockholders in the first quarter. We have grown both dividends per share and tangible book value at a compound annual growth rate of 8% over 15 years that included the Great Financial Crisis and a pandemic.

Looking ahead, we remain optimistic about our ability to generate value to our shareholders. Deposit growth remains a top priority, as we focus on sticky relationships that generate annuity-like fee income and provide the critical raw material that our company relies on to fund our Commercial and Specialty Finance lending activities. These lending efforts, driven by our best-in-class team, give us confidence in our ability to produce double-digit annual loan growth. Following the private placement of $32.5 million in new capital that we announced in March, which allowed us to redeem higher cost trust preferred securities and subordinated debt while providing ample capital to support our ongoing growth strategy, we are very well positioned for continued success in 2022 and beyond. On behalf of our employees and board, I thank you for your continued interest in and support of First Business Bank and look forward to updating you on our progress following the second quarter. This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements. Corey Chambas, President & CEO First Business Financial Services, Inc. parent company of First Business Bank

Financial Highlights

(Unaudited)

Income Statement Data	**As of and for the Three Months Ended 3/31/22**	**3/31/21**	**% Change**
(Dollars in Thousands, except per share amounts)			
Net interest income	$ 21,426	$ 20,863	2.7 %
Adjusted non-interest income[(1)]	7,386	7,195	2.7 %
Total operating revenue	28,812	28,058	2.7 %
Total operating expense[(2)]	18,887	17,449	8.2 %
Pre-tax, pre-provision adjusted earnings[(3)]	9,925	10,609	(6.4)%
Provision for loan and lease losses	(855)	(2,068)	(58.7)%
Net loss on foreclosed properties	12	3	*
Amortization of other intangible assets	—	8	*
SBA recourse benefit	(76)	(130)	(41.5)%
Income before income tax expense	10,844	12,796	(15.3)%
Income tax expense	2,172	3,065	(29.1)%
Net income	$ 8,672	$ 9,731	(10.9)%
Efficiency ratio[(4)]	65.55 %	62.19 %	
Common Per Share Data			
Diluted earnings	$ 1.02	$ 1.12	(8.9)%
Dividends declared	0.1975	0.18	9.7 %
Tangible book value[(5)]	26.02	23.43	11.1 %

Balance Sheet Data	**As of 3/31/22**	**3/31/21**	**% Change**
(Dollars in Millions)			
Total loans and leases receivable	$ 2,251	$ 2,235	0.7 %
Total assets	2,724	2,621	3.9 %
In-market deposits[(6)]	2,011	1,737	15.8 %
Stockholders' equity	245	214	14.5 %

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net (gain) loss on sale of securities.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and other discrete items, if any.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and net (gain) loss on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K filed with the SEC on April 28, 2022.

(5) "Tangible book value" is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. "Tangible common equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K filed with the SEC on April 28, 2022.

(6) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

Quarterly Financial Results - Excluding PPP Loans, Interest Income, and Fees (Unaudited)

(Dollars in thousands, except per share amounts)	As of and for the Three Months Ended 3/31/22	3/31/22
Net interest income	$ 21,125	$ 18,048
Adjusted non-interest income [(1)]	7,386	7,195
Operating revenue [(1)]	28,511	25,243
Operating expense [(1)]	18,887	17,449
Pre-tax, pre-provision adjusted earnings [(1)]	$ 9,624	$ 7,794
Net interest margin [(2)]	3.37 %	3.31 %
Fee income ratio (non-interest income / total revenue)	25.91 %	28.50 %
Efficiency ratio [(1)]	66.24 %	69.12 %
Pre-tax, pre-provision adjusted return on average assets [(1)(2)]	1.46 %	1.34 %
Period-end loans and leases receivable	$ 2,233,043	$ 1,967,545
Specialized lending as a percent of total loans and leases	19.38 %	17.83 %
Average loans and leases receivable	$ 2,223,707	$ 1,940,716
Allowance for loan and lease losses as a percent of total gross loans and leases	1.06 %	1.47 %
Non-performing assets as a percent of total assets	0.21 %	0.81 %

(1) This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K filed with the SEC on April 28, 2022.

(2) Calculation is annualized.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter Ending	Trade Price High	Trade Price Low	Closing Price	Volume
3/31/2022	34.22	28.97	32.81	1,012,984
12/31/2021	31.89	28.00	29.17	693,571
9/30/2021	29.42	25.70	28.71	1,352,916
6/30/2021	28.61	23.74	27.07	3,332,287
3/31/2021	27.49	17.56	24.73	1,290,300

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Mr. Ed Sloane, Jr. by calling (608) 232-5970 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges. Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact: Computershare CIP c/o Computershare Investor Services P.O. Box 30170 College Station, TX 77842-3170 www.computershare.com/investor 1-800-893-4698 (U.S. and Canada) 1-781-575-3120 (Outside U.S. and Canada)